Exhibit 21.1
Vonage Holdings Corp.
List of Subsidiaries

Name	Jurisdiction of Incorporation

Vonage America LLC	Delaware

Vonage Wireless Inc.	Delaware

Vonage Business Inc.	Delaware

Vonage Worldwide Inc.	Delaware

Vonage Canada Corp.	British Columbia, Canada

Vonage Business Canada Corp.	British Columbia, Canada

Vonage A/S	Denmark

Vonage B.V.	The Netherlands

Vonage Limited	United Kingdom

Vonage Korea LLC	Korea

Vonage Norway AS	Norway

Vonage India Private Limited	India

Vonage Apps. Ltd.	Israel

Vonage Foundation Corp.	Delaware (Non-Profit)

Nexmo Inc.	Delaware

Nexmo Limited	England & Wales

Nexmo Asia Pacific Limited	Hong Kong

Nexmo Pte. Ltd.	Singapore

Nexmo World Services Limited	England & Wales

Nexmo Software Services (Shenzhen) Company Ltd.	China

Nexmo Software Services (Shenzhen) Company Ltd., Beijing Branch	China

Vonage Japan G.K.	Japan

Vonage France SARL	France

Nexmo Sweden AB	Sweden

Nexmo World Services Ltd., Sucurasal en Espana	Spain

PT Nexmo International Indonesia	Indonesia

Vonage Australia Pty Limited	Australia

Vonage NVM Holding Ltd.	England & Wales

NewVoiceMedia Ltd.	England & Wales

NewVoiceMedia Pty Ltd.	Australia

NewVoiceMedia Sp. Z.o.o.	Poland

NewVoiceMedia Germany GmbH	Germany

NewVoiceMedia Euro Holdings S.a.r.l.	Luxembourg

NewVoiceMedia UK Ltd.	England & Wales

NewVoiceMedia Asia Pacific Ltd.	Hong Kong